Exhibit 14.1

True Religion Apparel, Inc.

Code of Conduct

I.                                      Introduction

True Religion Apparel, Inc. (“True Religion” or the “Company”) strives to conduct its business in accordance with the highest ethical standards and in compliance with all applicable governmental laws, rules and regulations.  True Religion believes that it is imperative that its officers, directors and employees act at all times in an honest and ethical manner in connection with their service to True Religion.  The principles of integrity, accountability and fair dealing are the cornerstone of True Religion’s business, and are critical to its future success.

The following information constitutes True Religion’s Code of Conduct, which applies to all officers, directors and employees of True Religion and each of its subsidiaries.  You must abide by applicable law in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with our compliance officers to determine the appropriate course of action.

This Code of Conduct is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the Nasdaq listing standards, and is specifically applicable to True Religion’s principal executive officer, principal financial and accounting officer and controller or persons performing similar functions.  Any waiver of this Code of Conduct for any of True Religion’s executive officers or directors may be made only by the Board of Directors of True Religion.

This Code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this Code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company.  If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. Even if these policies do not apply directly to you, you are encouraged to read and understand the spirit of the Code. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or our compliance officers, Peter Collins and Deborah Greaves.

Situations that involve ethics, values and violations of certain laws are often very complex.  No single Code of Conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this Code entitled “Administration and Enforcement of the Code” and “Asking for Help and Reporting Concerns.” The thrust of our procedures is when in doubt, ask. If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor or our compliance officers. We believe that there are few situations that cannot be resolved if you discuss them with your immediate supervisor or our compliance officers in an open and honest manner. In the event that a situation arises that you cannot resolve through discussion with your immediate supervisor, we have a process in place to ensure you can communicate your situation and get a resolution with the appropriate level of management. Please refer to the section entitled “Asking for Help and Reporting Concerns.”

II.                                  Compliance with Applicable Laws

True Religion is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters.  Although we address several important legal topics in this Code, we cannot anticipate every possible situation or cover every topic in detail.  It is your responsibility to know and follow the law and to conduct yourself in an ethical manner.  All True Religion officers, directors and employees are expected at all times to conduct their activities on behalf of True Religion in accordance with this principle.  It is your responsibility to report any violation of applicable laws, rules or regulations by a True Religion employee, officer or director.  You may report any violation by following the compliance procedure contained in the section of this code entitled “Asking for Help and Reporting Concerns.”

III.                              Conflicts of Interest

All officers, directors and employees of True Religion must be able to perform their duties and exercise judgment on behalf of True Religion without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work.  True Religion should be aware of any potential influences that impact or appear to impact the loyalty of any officer, director or employee to the Company.  In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of True Religion.

Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor.  Any activity that is approved, despite the actual or apparent conflict, must be documented.  A potential conflict of interest that involves an executive officer must be approved by our Board of Directors or its designated committee.  A potential conflict of interest involving an officer with the title of Vice President and above must be approved by the Chief Financial Officer.

It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

•              Conducting business with family members

•              Having a financial interest in another company with whom we do business

•              Taking a second job

•              Managing your own business

•              Serving as a director of another business

•              Being a leader in some organizations

•              Diverting a business opportunity from our company to another company

Conducting Business With Family Members

A conflict of interest may arise if family members of a True Religion officer, director or employee work for a supplier, customer or other third party with whom the Company does business.  It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom the Company does business.  A “significant financial interest” is defined below.  Before doing business on True Religion’s behalf with an organization in which a family member works or has a significant financial interest, you must disclose the situation to your immediate supervisor and discuss it with them.  Document the approval if it is granted.  If the only interest you have in a customer or supplier is a family member who works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the customer or supplier.

“Family members” include your:

• Spouse	• Brothers or sisters

• Parents	• In-laws

• Children	• Life partner

Employing relatives or close friends who report directly to you may also be a conflict of interest.  Although the Company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship.  In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to their immediate supervisor or our Chief Financial Officer, who has approved the decision.

Ownership in Other Business

Investments in other businesses can cause a conflict of interest.  In general, the Company’s officers, directors and employees should not own, directly or indirectly, a significant financial interest in any company that does business with True Religion or seeks to do business with True Religion.  The Company’s officers, directors and employees also should not own a significant financial interest in any competitor of True Religion.

Two tests determine if a “significant financial interest” exists:

•      You or a family member owns more than 2% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business; or

•      The investment represents more than 5% of your total assets or of your family member’s total assets.

If you or a family member has a significant financial interest in a company with whom the Company does business or proposes to do business, that interest must be approved by your immediate supervisor, the compliance officers, or the audit committee of our Board of Directors prior to the transaction.

Notwithstanding the foregoing, non-employee directors of our company and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a director must:

•      disclose any such relationship promptly after the director becomes aware of it;

•      remove himself or herself from any Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate; and

•      obtain prior approval of the Board of Directors or its designated committee for any transaction of which the director is aware between our company and any such company.

Outside Employment and Other Affiliations

Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services.  This kind of work does not in and of itself violate our code.  However, the second job must be strictly separated from your job with the Company, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to the Company as an employee.  You cannot engage in any outside activity that causes competition with True Religion or provides assistance to True Religion’s competitors or other parties (such as suppliers) with whom the Company regularly does business.  You should avoid outside activities that embarrass or discredit the Company.  Outside work may never be done on Company time and must not involve the use of True Religion supplies or equipment.  Additionally, you should not attempt to sell services or products from your second job to the Company.

Before engaging in a second line of work, you should disclose your plans to your immediate supervisor or our compliance officers to confirm that the proposed activity is not contrary to the best interests of True Religion.  You may also contact our Human Resources Department for more information about our policies concerning outside employment.

Service on Boards

Serving as a director of another corporation may create a conflict of interest.  Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.  Before accepting an appointment to the board or a committee of any organization whose interests may conflict with the Company’s interests, you must discuss it with our compliance officers and obtain their approval.  This rule does not apply to non-employee directors of the Company.

Corporate Opportunities

True Religion’s employees, officers and directors owe a duty to True Religion to advance its legitimate interests when the opportunity to do so arises.  For this reason, such persons are prohibited from taking “corporate opportunities” for themselves.  Accordingly, True Religion’s employees, officers and directors are prohibited, without the prior consent of True Religion’s Board of Directors, from (1) taking for themselves personally opportunities that are discovered through the use of True Religion property, information or position, or (2) directing these kinds of corporate opportunities to our competitors, to other third parties or to other businesses that they own or with which they are affiliated.

Loans

Unlawful extensions of credit by True Religion in the form of personal loans to our executive officers and directors are prohibited.  All other loans by True Religion to, or guarantees by True Religion of obligations of, officers with the title of Vice President or above must be made in accordance with established company policies approved by our Board of Directors or its designated committee.

IV.                             Improper Gifts and Entertainment

We understand that on occasion you may give or receive gifts and invitations to entertainment events in the everyday course of doing business. Accepting or giving gifts or entertainment, however, may create the appearance of impropriety. We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Misunderstandings can usually be avoided by conduct that makes clear that our Company conducts business on an ethical basis and will not seek or grant special considerations.

A “gift” includes any object, service or benefit of value, including vacations, tickets, meals, loans, guarantees or other things of value, unless available to the public or other groups not affiliated with True Religion on the same terms and conditions (such as sweepstakes or discount promotions to member groups).  Any gift, or series of gifts in any 12-month period, with an aggregate value of $50 or more received by any employee, officer or director, or their immediate family members, from any agent, employee, independent contractor, consultant, manager or director of any competitor, supplier, customer, partner, distributor or other third party directly or indirectly doing or seeking to do business with True Religion, must be disclosed to our compliance officers.

Accepting Gifts and Entertainment

You should never solicit a gift or favor from those with whom True Religion does business.  You may not accept gifts of cash or cash equivalents.  You may accept novelty or promotional items or modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

•              this happens only occasionally;

•              the gift was not solicited;

•              disclosure of the gift would not embarrass our company or the people involved; or

•              the value of the gift is under $50.

You may accept an occasional invitation to a sporting activity, entertainment or meal if:

•              there is a valid business purpose involved;

•              this happens only occasionally; or

•              the activity is of reasonable value and not lavish.

If you are asked to attend an overnight event, you must obtain prior approval from your immediate supervisor.

Giving Gifts and Entertaining

Gifts of nominal value (under $50) and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted.  However, any gift or entertainment must

•              support True Religion’s legitimate business interests;

•              be reasonable and customary, not lavish or extravagant; and

•              not embarrass our company or the recipient if publicly disclosed.

Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made.  If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor.

V.                                 Fair Dealing

True Religion is committed to maintaining the highest levels of integrity and fairness within our Company.  True Religion expects its employees, officers and directors to deal fairly with True Religion’s financial institutions, suppliers, vendors, competitors, agents and employees; to base business relationships on lawful, efficient and fair practices; and to use only ethical practices when dealing with actual or potential financial institutions, vendors, competitors, agents, employees and other parties.  It is the obligation of every True Religion employee to conduct business in a manner that avoids even the appearance of ethical or legal impropriety and is consistent with all applicable laws and regulations.

VI.                             Inside Information and Securities Trading

Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our stock.  Regardless of your position with us, if you are aware of what is known as “material inside information” regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our stock or other publicly-traded securities until the material inside information is known not only by individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.

“Material inside information” is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our stock or other securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would have an effect on the price of our stock. Examples of material inside information include information concerning earnings estimates, changes in previously released earnings estimates, interim financial data including operating statements and same-store sales statistics, a pending stock split, dividend changes, significant merger, acquisition or disposition proposals, major litigation, the loss or acquisition of a major contract and major changes in our management. Material inside information is no longer deemed “inside” information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, or the printing of such information in The Wall Street Journal or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

In addition to being prohibited from buying or selling our stock or other publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company’s stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

Following are general guidelines to help you comply with our insider trading policy.

•                  Do not share material inside information with people within our company whose jobs do not require them to have the information.

•                  Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

•                  If you have material inside information regarding True Religion, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company’s securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.

Our company’s policy also prohibits short-selling our company common stock or engaging in derivative-type transactions in our company common stock (such as puts, calls, options and the like).

For more information about our policies concerning the securities laws, you should refer to our more detailed Policy Prohibiting Insider Trading and Unauthorized Disclosure of Information to Others.  This policy is available from our compliance officers.  If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact our compliance officers.

True Religion prohibits “insiders” from disclosing or trading on “inside information” and further requires all directors, officers and certain employees of True Religion to obtain approval from True Religion’s compliance officers prior to trading in True Religion securities.  Those persons who are subject to this requirement are identified in True Religion’s Insider Trading Policy which may be obtained from True Religion’s compliance officers.  Employees, officers and directors are expected to have read and be familiar with True Religion’s Insider Trading Policy, and to comply fully with its rules and guidelines.  All questions regarding securities trading should be directed to True Religion’s compliance officers.

VII.                         Accuracy of Company Records

All information recorded or reported on the Company’s behalf, whether for internal purposes or for third parties, must be done accurately and honestly.  All Company records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect the Company’s transactions.  Employees responsible for maintaining the company’s financial records must do so in accordance with applicable legal requirements and generally accepted accounting principles.

If you become aware of any omission, inaccuracy or falsification regarding the company’s business records or the information supporting such records, bring the situation to the attention of your immediate supervisor or True Religion’s compliance officers.  In addition, you may submit your concern on an anonymous basis by calling the following toll-free number: 1-800-452-1905.

Calls to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the appropriate contact person within Management, Human Resources, and/or our Board of Directors.  Anonymity is assured.

VIII.                     Record Retention

True Religion’s records should be retained or discarded in accordance with the Company’s record retention policies and all applicable laws and regulations.  From time to time the Company is involved in legal proceedings that may require the Company to make some of the records available to third parties.  True Religion’s legal counsel will assist in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions.  It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding.  The law applies equally to all of the Company’s records, including formal reports as well as informal data such as e-mail, expense reports and internal memos.  If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact the Company’s General Counsel and you must retain all records that may pertain to the investigation or be responsive to the subpoena.

IX.                             Respecting Intellectual Property Rights

True Religion expects others to respect its intellectual property rights and expects its employees, officers, directors and agents to respect the intellectual property rights of others.  The rules with respect to trademark, trade secret, patent and copyright laws are complex, so you should seek advice from True Religion’s General Counsel if any questions should arise.  Do not copy material from copyrighted books, magazines, newspapers, videotapes, or software without first determining that True Religion has obtained permission from the copyright holder or that other limited copying is legally permitted.  Do not use a third party’s trademark or service mark without permission.  Only use inventions patented by third parties within the terms of a license agreement.  If you observe practices that are inconsistent with these directives, please contact your immediate supervisor.

X.                                   Safeguarding Corporate Assets

All True Religion employees, officers and directors have a responsibility to protect True Religion assets entrusted to them from loss, theft, misuse and waste.  Company assets and funds may be used only for business purposes and may never be used for illegal purposes.  Incidental personal use of telephones, fax machines, copy machines, personal computers, e-

mail and similar equipment is generally allowed if it is occasional, there is no significant added cost to us, it does not interfere with your work responsibilities and it is not related to an illegal activity or outside business.  If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.

XI.                             Confidentiality

True Religion’s employees and directors are expected to maintain the confidentiality of our confidential or proprietary information at all times.  Confidential or proprietary information includes all information that is not generally known to the public and is helpful to True Religion, or would be helpful to competitors.  Some examples of confidential or proprietary information include personal employee information (for example personal health information, salary information, and performance history), unannounced product information or designs, and financial information.  Confidential or proprietary information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.

Our business relations are built on trust, and our customers, suppliers, financial institutions, business partners and employees count on that trust.  If you learn information from them that is not otherwise public, you should keep that information confidential also.

We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards.  In such forums, you may not post any information about True Religion including comments about our products, stock performance, operational strategies, financial results, and customers or competitors, even in response to a false statement or question.  This applies whether you are at work or away from the office.  True Religion owns all e-mail messages that are sent from or received through the company’s systems.  We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

XII.                         Dealings with Public Officials and Government Entities

True Religion also expects its employees to base relationships with public officials and government entities on lawful, efficient and fair practices and to use only ethical practices when dealing with these and other parties.  It is the obligation of every True Religion employee to conduct business in a manner that avoids even the appearance of impropriety and that is consistent with all applicable laws and regulations, including, among others, the Foreign Corrupt Practices Act and the United Kingdom Bribery Act.

Do not directly or indirectly promise, offer or make a payment or gift in money or anything of value to anyone, including a government official, agent or employee of a government, political party, labor organization or business entity or a candidate of a political party, with or without the intent to induce favorable business treatment or to improperly affect business or government decisions.  Pay special attention to the treatment of public officials and employees of governmental agencies whose conduct with respect to gifts and meals is controlled by laws and regulations which must be complied with at all times.  These laws and regulations are complex and can vary from country to country — and even within a country (e.g. local versus national officials).

True Religion employees involved in sales or other transactions with governmental customers should take steps to ensure that such transactions comply with all applicable laws and regulations and avoid even the appearance of impropriety.  Contact True Religion’s compliance officers with specific questions or situations.

True Religion will fully comply with all political contribution laws.  True Religion funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (national, state or local) unless such contribution is permitted by law and has been approved in advance by our compliance officers.

Unless specifically authorized you should not engage in lobbying efforts on behalf of the Company.  Additionally, it is against our policy for you to lobby other employees on behalf of a political candidate during the work day.  It is also against our policy to reimburse an employee for any political contributions or expenditures.  Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions, but when doing so you should make it clear that you are not representing the Company.

XIII.                     Media Relations and Public Inquiries

Our company is subject to laws that govern the timing of our disclosures of material information to the public and others.  Only certain designated employees may discuss our company with the news media, securities analysts and investors.  All inquiries from outsiders regarding financial or other information about our company should be referred to True Religion’s Chief Financial Officer.  All inquiries from regulatory agencies and all inquiries about current or former employees of True Religion or its subsidiaries should be directed to True Religion’s Chief Financial Officer.

XIV.                    Equal Employment Opportunity and Anti-Harassment

We are committed to providing equal employment opportunities for all our employees and will not tolerate any speech or conduct that is intended to, or has the effect of, discriminating against or harassing any qualified applicant or employee because of his or her race, color, religion, sex (including pregnancy, childbirth or related medical conditions), national origin, age, physical or mental disability, veteran status or any characteristic protected by law.  We will not tolerate discrimination or harassment by anyone — managers, supervisors, co-workers, vendors or our customers.  This policy extends to every phase of the employment process, including: recruiting, hiring, training, promotion, compensation, benefits, transfers, discipline and termination, layoffs, recalls, and company-sponsored educational, social and recreational programs, as applicable.  If you observe conduct that you believe is discriminatory or harassing, or if you feel you have been the victim of discrimination or harassment, you should notify the Vice President of Human Resources or our compliance officers immediately.

XV.                        Administration and Enforcement of the Code

Distribution

All of our directors, officers and employees will receive a copy of this Code when they join our company. Updates of the Code will be distributed to all directors, officers and employees.

Role of Supervisors and Officers

Supervisors and officers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that employees under their supervision participate in our company’s compliance training programs.

Reporting Violations

All employees are obliged to report violations of this code or the law and to cooperate in any investigations into such violations.  We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this code.  However, you may anonymously report violations.

Investigations

All reports will be taken seriously and we will initiate a prompt investigation following any credible indication that a breach of law or this code may have occurred.  We will also initiate appropriate corrective action as we deem necessary.  The specific action taken in any particular case depends on the nature and gravity of the conduct or circumstances reported, and the quality of the information provided.

No Retaliation

The Company is committed to providing a work environment in which employees, when they in good faith believe that a possible violation of law, this code or other Company policies has occurred, can raise those concerns free of discrimination, retaliation or harassment.  Accordingly, the Company strictly prohibits discrimination, retaliation or harassment of any kind against any employee who, based on the employee’s good faith belief that such conduct or practices have occurred or are occurring, reports that information to the employee’s supervisor, or those individuals designated in this Code of Conduct as having the authority to investigate, discover or terminate any such conduct or practices.  Additionally, there are federal “whistleblower” laws that are designed to protect employees from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain laws such as those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

If you later believe that you have been subject to discrimination, retaliation or harassment for having made a report under this Code of Conduct, you should immediately report those facts to your immediate supervisor.  If, for any reason, you do not feel comfortable discussing the matter with your immediate supervisor, you should bring the matter to the attention of True Religion’s compliance officers, and if you are not comfortable with discussing the matter with any of those individuals, you should bring the matter to the attention of the audit committee of our Board of Directors.  It is imperative that you bring the matter to the Company’s attention promptly so that any concern of discrimination, retaliation or harassment can be investigated and addressed promptly and appropriately.

Disciplinary Action

If you violate any provision of this code, you may be subject to disciplinary action, up to and including discharge.  Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse us for that loss.  If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

XVI.                    Waivers of the Corporate Code of Conduct

Any request for a waiver of this Code must be submitted in writing to our General Counsel or Chief Financial Officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of this Code for a director or an executive officer must be approved by our Board of Directors and will be promptly disclosed to the extent required by law or regulation.

XVII.                Acknowledgement

All new employees must sign a certificate confirming that they have read and understand this Code of Conduct.  We will also require an annual certification of compliance with the Code by all officers with the title of Vice President or above.   Failure to read the code or sign a confirmation certificate does not excuse you from complying with this code.

XVIII.            Asking for Help and Reporting Concerns

We take this code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong.  That’s why we encourage open communication.  When in doubt, ask.  Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this code has occurred:

•                  You should talk with your immediate supervisor.  He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

•                  If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, the Human Resources Department, our compliance officers, or any executive at the corporate office.

•                  In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor or the Chief Financial Officer, or you may submit your concern or complaint, on an anonymous basis, by calling the following toll-free number: 1-800-452-1905.  Calls to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the appropriate contact person within Management, Human Resources, and/or our Board of Directors.  Anonymity is assured.

XIX.                    True Religion Helpful Phone Numbers

	Name	Telephone Number

Compliance Officers	Peter Collins	323-266-3072

	Deborah Greaves	323-266-3072

Chief Executive Officer	Jeffrey Lubell	323-266-3072

President	Lynne Koplin	323-266-3072

Chief Financial Officer	Peter Collins	323-266-3072

General Counsel	Deborah Greaves	323-266-3072

Vice President of Human Resources	Delores Gilmore	323-266-3072

ANONYMOUS TIP PROCEDURES

Calls to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the appropriate contact person within Management, Personnel, and/or our Board of Directors.  Anonymity is assured.

Anonymous Tip Hotline:	1-800-452-1905